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                                                                   EXHIBIT 10.12

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                            STOCK PURCHASE AGREEMENT

                          Dated as of January 13, 2000

                                     Between

                             PROGRAPH SYSTEMS, INC.,

                                       and

                 THE SHAREHOLDERS OF PROGRAMMED SOLUTIONS, INC.












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BACKGROUND        .........................................................................        1

Article I         SALE AND PURCHASE OF COMMON STOCK........................................        1

        1.1    Sale and Purchase...........................................................        1

        1.2    Closing.....................................................................        1

        1.3    The Purchase Price..........................................................        1

        1.4    Announcement Payment........................................................        1

        1.5    Further Cooperation.........................................................        2

Article II        REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS.......................        2

        2.1    Corporate Status; Outstanding Stock.........................................        2

        2.2    Due Authorization and Validity of Agreement.................................        3

        2.3    Officers, Directors, Bank Accounts, etc.....................................        3

        2.4    Subsidiaries and Joint Ventures.............................................        3

        2.5    Financial Statements........................................................        3

        2.6    Real Estate.................................................................        3

        2.7    Personal Property...........................................................        3

        2.8    Accounts Receivable.........................................................        4

        2.9    Insurance...................................................................        4

        2.10   Liabilities.................................................................        4

        2.11   Contracts, Leases, Agreements and Other Commitments.........................        4

        2.12   Labor, Employment Contracts and Employee Benefit Plans......................        5

        2.13   Litigation..................................................................        7

        2.14   Conflicting Interests.......................................................        8

        2.15   Compliance with Law and Regulations.........................................        8

        2.16   Agreement Not in Breach of Other Instruments Affecting PSI;
               Governmental Consent........................................................        8

        2.17   Tax Matters.................................................................        9

        2.18   Actions Since Balance Sheet Date............................................       10

        2.19   Maintenance of Financial Position...........................................       10

        2.20   No Material Adverse Change..................................................       11

        2.21   Statements and Other Documents Not Misleading...............................       11

        2.22   Year 2000 Warranty..........................................................       11
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Article III       REPRESENTATIONS AND WARRANTIES OF PROGRAPH...............................       12

        3.1    Corporate Status and Authority; Outstanding Stock...........................       12

        3.2    Status of Prograph Stock....................................................       12

        3.3    Agreement Not in Breach of Other Instruments Affecting Prograph.............       12

Article IV        OTHER AGREEMENTS.........................................................       12

        4.1    Continuation and Survival of Representations and Warranties.................       12

        4.2    Due Diligence...............................................................       13

        4.3    Prograph's Inspection Rights................................................       13

        4.4    Conduct of the Business of PSI Pending Closing..............................       13

        4.5    Post Signing Actions........................................................       15

Article V         CONDITIONS TO CLOSING....................................................       15

        5.1    Conditions Precedent to Prograph's Obligation to Close......................       15

        5.2    Conditions Precedent to the Shareholders' Obligation to Close...............       16

        5.3    Closing Deliveries..........................................................       17

Article VI        INDEMNIFICATION..........................................................       18

        6.1    Indemnification by Shareholders.............................................       18

        6.2    Prograph Holdback...........................................................       18

        6.3    Escrow Arrangements.........................................................       18

        6.4    Securityholder Agent of the Shareholders; Power of Attorney.................       21

        6.5    Third-Party Claims..........................................................       21

Article VII       SECURITIES LAW COMPLIANCE................................................       22

        7.1    Knowledge Respecting Prograph...............................................       22

        7.2    Status of Shares to be Issued...............................................       22

        7.3    Prograph Acquisition of the Stock...........................................       23

Article VIII      MISCELLANEOUS............................................................       23

        8.1    Further Assurances..........................................................       23

        8.2    Termination.................................................................       24

        8.3    Expenses....................................................................       24

        8.4    Indulgences, Waivers, Etc...................................................       24

        8.5    Section 338(h)(10) Election.................................................       24

        8.6    Controlling Law.............................................................       25

        8.7    Notices.....................................................................       25
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        8.8    Exhibits and Schedules......................................................       26

        8.9    Binding Nature of Agreement; No Assignment..................................       26

        8.10   No Third-Party Beneficiaries................................................       27

        8.11   Provisions Separable........................................................       27

        8.12   Entire Agreement............................................................       27

        8.13   Amendments and Modifications................................................       27

        8.14   Section Headings and Recitals...............................................       27

        8.15   Gender, Etc.................................................................       27

        8.16   Waiver of Jury Trial........................................................       27

        8.17   Jurisdiction; Service of Process............................................       28

        8.18   Further Assurances..........................................................       28

        8.19   Survival of Agreements, Representations, Etc................................       28

        8.20   Confidentiality; Publicity..................................................       28

                                     -III-
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                            STOCK PURCHASE AGREEMENT

        THIS STOCK PURCHASE AGREEMENT, made as of the 13th day of January, 2000, by and between Prograph Systems, Inc., a Pennsylvania corporation ("Prograph"), and the shareholders of Programmed Solutions, Inc, a Connecticut corporation ("PSI") set forth on Exhibit A hereto (each, a "Shareholder," and collectively, the "Shareholders");

                                   BACKGROUND

        The Shareholders own all of the issued and outstanding capital stock (the "Stock") of PSI, which is engaged in the business of designing, producing, distributing and servicing production and systems management software and related products for the commercial printing industry (the "Business");

        The Shareholders desire to sell to Prograph, and Prograph desires to purchase from the Shareholders all of the Stock.

        NOW, THEREFORE, in consideration of the promises and of the mutual covenants hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:

                                    Article I
                        SALE AND PURCHASE OF COMMON STOCK

        1.1 Sale and Purchase. Subject to the terms and conditions herein set forth, the Shareholders shall sell, assign and transfer to Prograph and Prograph shall purchase from the Shareholders 1,000 shares of Common Stock of PSI, constituting all of the issued and outstanding capital stock of PSI.

        1.2 Closing. Subject to the terms and conditions herein set forth, the closing of the transactions contemplated hereby (the "Closing") shall take place as soon as practicable after the satisfaction or waiver of each of the conditions set forth in Article V hereof or at such other time as the parties hereto agree (the "Closing Date"). The Closing shall take place at Pittsburgh, Pennsylvania at the offices of Prograph, or at such other location as the parties hereto agree.

        1.3 The Purchase Price. The Aggregate Cash Consideration plus the Aggregate Prograph shares shall comprise the Aggregate Purchase Price. The Per Share Purchase Price shall be equal to the quotient of the Aggregate Purchase Price divided by the total number of shares of Common Stock of PSI outstanding at the Closing. For purposes of this Agreement, "Aggregate Cash Consideration" equals $15,000,000.00. "Aggregate Prograph Shares" means 1,697,793 shares of Prograph Common Stock. Exhibit A hereto sets forth the number of shares of PSI Common Stock held by each Shareholder and the amount of the Aggregate Cash Consideration and the number of shares of the Aggregate Prograph Shares to be issued at the Closing to each Shareholder.

        1.4 Announcement Payment. (a) In the event that Prograph wishes to make a public announcement disclosing the transaction contemplated hereby prior to the Closing, Prograph shall pay to the Securityholder Agent (as defined below) for the benefit of the Shareholders, the amount of $1,000,000 in cash.

        1.5 Further Cooperation. From time to time after the Closing, the Shareholders at Prograph's request and without further consideration, agree to take or cause to be taken such further or other action as may reasonably be necessary or appropriate in order to effectuate the transactions contemplated by this Agreement.

                                   Article II
               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

        As material inducement to Prograph to enter into this Agreement and to consummate the transactions contemplated hereby, the Shareholders hereby make the following representations and warranties to Prograph. Where any documents are described as having been delivered by PSI to Prograph, such documents have been identified by signatures of, or inclusion on a Disclosure Schedule mutually agreed to by, representatives of both parties. Information that must be described in more than one Schedule shall not be deemed disclosed in a particular Schedule unless it is disclosed in such Schedule, either expressly or by a specific incorporation by reference to the relevant portion of another Schedule. Disclosure of information in a Schedule shall not be deemed to establish that such disclosure is required -- e.g., that an item is material, if disclosed in a Schedule that calls for material items.

        For the purpose of this Article II only, "knowledge" with respect to PSI means information that has come to the attention of an officer of PSI and information that would with reasonable diligence in the ordinary course of the performance of his or her normal duties come to the attention of an officer of PSI responsible for verifying the accuracy thereof for purposes of this Agreement.

        2.1 Corporate Status; Outstanding Stock. PSI is a corporation duly organized, validly existing and in good standing under the laws of the State of Connecticut, has the power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business as a foreign corporation in the jurisdictions specified in Schedule 2.1, which constitutes all the jurisdictions in which such qualification is required in which PSI conducts any business. PSI has an authorized capital consisting of 2000 shares of Common Stock, no par value per share. PSI has shares outstanding and owned by the Shareholders as set forth on Exhibit A, all of which outstanding shares are validly issued, fully paid and non-assessable. There are no shares of PSI's capital stock held in its treasury. There are no options, warrants, rights, shareholder agreements or other instruments or agreements outstanding giving any person the right to acquire any shares of capital stock of PSI, nor are there any commitments to issue or execute any such options, warrants, rights, shareholder agreements, or other instruments or agreements, other than those in Schedule 2.1. There are no outstanding stock appreciation rights or similar rights measured with respect to any of PSI's or any Subsidiary's capital stock, nor are there any instruments or agreements giving anyone the right to acquire any such rights, except those listed in Schedule
2.1. The minute books and stock records of PSI are complete and accurate and all signatures included therein are the genuine signatures of the persons indicated as signing. True, correct and complete copies of PSI's minute books and stock records, including PSI's Certificate of Incorporation and By-Laws and all amendments to both, have been delivered to Prograph. PSI is not in default under or in violation of any provision of its Certificate of Incorporation or its By-Laws.



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        2.2 Due Authorization and Validity of Agreement. This Agreement has been duly executed and delivered by each Shareholder and constitutes the valid and binding obligation of the Shareholders enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and by general principles of equity, whether considered in a proceeding at law or in equity.

        2.3 Officers, Directors, Bank Accounts, etc. Schedule 2.3 discloses all directors and officers of PSI, all bank accounts and safe deposit boxes of PSI and all persons authorized to sign checks drawn on such accounts and to have access to such safe deposit boxes.

        2.4 Subsidiaries and Joint Ventures. There is no corporation or other entity in which PSI owns, directly or indirectly, a controlling interest or a majority of the outstanding shares or other equity interest issued by such corporation or entity, nor does PSI own any other capital stock, security, partnership interest or other interest of any kind, either direct or indirect, in any corporation, partnership, joint venture, association or other entity.

        2.5 Financial Statements. The audited balance sheets of PSI as at December 31, 1997 and December 31, 1998, and the related audited statements of income and retained earnings and cash flows for the fiscal years then ended, as well as the unaudited balance sheet as at November 30, 1999 (the "Most Recent Balance Sheet"), and all related schedules and notes to the foregoing, copies of all of which constitute Schedule 2.5, were prepared in accordance with generally accepted accounting principles and practices consistently applied throughout the periods reported upon and with past periods (except that the unaudited financial statements do not include footnotes and are subject to normal year-end adjustments), and fairly present the financial position of PSI as at the dates of such balance sheets, and the results of the operations and cash flows of PSI for the periods ended on such dates. The financial statements for the fiscal year ended on December 31, 1998 were audited by Dylewsky & Goldberg CPAs, LLC, certified public accountants whose reports are included with such financial statements.

        2.6 Real Estate. PSI has no right, title or interest in, or any obligation or duty relating to, any real estate or real property, except for its interest as a tenant, lessee, subtenant or sublessee under the leases disclosed on Schedule 2.6 (the "Leases").

        2.7 Personal Property.

             (a) PSI has good, valid and marketable title to all of the personal property, tangible and intangible (including, but not limited to Intellectual Property, as defined below), disclosed on Schedule 2.7, all of which is owned by it, free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, encumbrances and claims of every kind, other than as disclosed on Schedule 2.7. All equipment, furniture and fixtures, and other tangible personal property used by PSI in its business is in good operating condition and repair and does not require any repairs other than normal routine maintenance to maintain such property in good operating condition and repair. As used herein, "Intellectual Property" shall include trademarks, trade names, logos, service marks, copyrights, patents, pending patent applications, shoprights, know-how, trade secrets, computer programs and computer software and the like and other items commonly known as intellectual property.



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             (b) PSI is the sole and exclusive owner of the Intellectual
Property disclosed on Schedule 2.7 and possesses all Intellectual Property rights and licenses required for the conduct of the Business other than Intellectual Property for which it holds a current license. The Intellectual Property owned by PSI is listed on Schedule 2.7 and is the only Intellectual Property that is used by PSI in the operation of its business. Except as disclosed on Schedule 2.7 no claim has been asserted against PSI involving any conflict or claim of conflict of its Intellectual Property with the Intellectual Property of others, and to the knowledge of PSI and the Shareholders there is no basis for any such claim or conflict.

        2.8 Accounts Receivable. Except as set forth on Schedule 2.8, each of the accounts receivable of PSI reflected on the Most Recent Balance Sheet represents a valid claim in the full amount thereof against the debtor charged therewith on the books of PSI and was acquired in the ordinary course of PSI's business, and no such account receivable arose from any transaction with the United States or any department or agency thereof. To PSI's and the Shareholders' knowledge, no account debtor has any valid set-off, deduction or defense with respect thereto and no account debtor has asserted any such set-off, deduction or defense.

        2.9 Insurance. PSI maintains insurance policies bearing the numbers, for the terms, with the companies, in the amounts, having the named insureds, providing the general coverage, and with the premiums disclosed on Schedule 2.9. All of such policies are in full force and effect; PSI is not in default of any provision thereof and all premiums due (without regard to any grace period) with respect to such policies have been paid. PSI has not been refused any insurance for which it has applied and has not received notice from any issuer of any policy issued to it of the insurer's intention to cancel or refusal to renew any such policy issued by such insurer. The Shareholders believe that such policies are substantially similar to those carried by corporations of established reputations engaged in the same or similar business as is PSI as regards the hazards insured against and the amounts of coverage. PSI and the Shareholders believe that the amount of such insurance is adequate. True, correct and complete copies of all such policies have been delivered to Prograph.

        2.10 Liabilities. On the date of the Most Recent Balance Sheet, PSI had, and as of the date hereof, PSI has, no liabilities, whether related to tax or non-tax matters, known or unknown, due or not yet due, liquidated or unliquidated, fixed, contingent, or otherwise, including penalty, acceleration or forfeiture clauses in any contract, except (a) as and to the extent disclosed in the Most Recent Balance Sheet or in Schedule 2.10, (b) to the extent not required by generally accepted accounting principles to be set forth on a balance sheet, or (c) as incurred since the date of the Most Recent Balance Sheet (the "Balance Sheet Date") in the ordinary course of business.

        2.11 Contracts, Leases, Agreements and Other Commitments.

             (a) PSI is not a party to or bound by any written, oral or implied contract, agreement, lease, power of attorney, guaranty, surety arrangement or other commitment, including but not limited to any contract or agreement for the purchase or sale of merchandise or for the rendition of services, except for the following (which are hereinafter collectively called the "PSI Agreements") (and for the purpose of this Subsection, PSI shall be considered "bound" by any lease, mortgage or other encumbrance which is binding on any of its Real Properties even though it is not personally binding upon PSI):


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                  (i) Leases described on Schedule 2.6;

                  (ii) agreements involving a maximum possible liability or obligation per agreement on the part of PSI of less than $5,000 each and less than $20,000 in the aggregate;

                  (iii) customer license agreements in the standard forms delivered to Prograph, any exceptions to which are set forth on Schedule 2.11(a)(iii);

                  (iv) employment-related agreements disclosed on Schedule 2.12; and

                  (v) agreements listed on Schedule 2.11(a)(v).

             (b) True, correct and complete copies of all of the PSI Agreements (including all amendments thereto) have been delivered to or otherwise made available to Prograph. PSI's customer agreements cover at least 750 distinct sites.

             (c) All of the PSI Agreements are in full force and effect and are valid, binding and enforceable against the respective parties thereto in accordance with their respective terms. Except as disclosed on Schedule 2.11, PSI and all other parties to all of the PSI Agreements have performed all obligations required to be performed to date under the PSI Agreements and neither PSI nor any such other party is in default or in arrears under the terms thereof, and (to the Shareholders' knowledge with respect to defaults of other parties thereto) no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute a default thereunder. Except as explicitly set forth in Schedule 2.11(c), the execution and delivery of this Agreement, the consummation of the transactions provided for herein and the fulfillment of the terms hereof by PSI do not and will not, with or without the giving of notice, the lapse of time, or both, result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of, any obligation of PSI under, any PSI Agreement. None of the terms or provisions of any PSI Agreement materially adversely affects, or with the passage of time may materially adversely affect, the business, prospects, conditions, affairs or operations of PSI or any of its properties or assets. Except as set forth in Schedule 2.18(g), PSI is not aware of any intention by any party to terminate or amend any PSI Agreement or, if PSI intends to request a renewal, of any intention to refuse to renew the same upon expiration of its term.

             (d) Schedule 2.11 discloses (i) all outstanding written and oral proposals, bids, offers or guaranties made by PSI which, if accepted, would or could impose any debts, obligations or liabilities upon PSI, and (ii) unexpired warranties relating to PSI's products or services, detailing the products or services covered by each warranty, other than those contained in the standard form customer license agreements of PSI.

        2.12 Labor, Employment Contracts and Employee Benefit Plans. Except as disclosed on Schedule 2.12:

               (a) PSI is not a party to any written or oral employment agreement, consulting agreement, personal service agreement or agreement with any independent contractor, and there are no actual or threatened controversies related to or arising out of any such existing or alleged agreements. PSI is not a party to any pending or threatened labor dispute. PSI has performed all



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obligations, given all notices and obtained all consents necessary under such agreements to consummate this Agreement.

             (b) PSI is not a party to any collective bargaining agreement. With respect to employees of PSI none of the following events or circumstances exists and none is threatened: a controversy, a claim of illegal or improper conduct or activities, an unresolved grievance or charge of unfair labor practice, an arbitration proceeding or a union organizing effort. PSI has not received notice of any claim that it has not complied with any applicable law or regulation relating to the employment of labor, including any provisions thereof relating to wages, hours, collective bargaining, the payment of social security and similar taxes, retirement plans, health and welfare plans, equal employment opportunity, employment discrimination and employment safety, or that the PSI is liable for any arrears of wages or any taxes or penalties or interest for failure to comply with any of the foregoing. PSI has not been the subject of any organizational efforts by any labor organizing, strike, work stoppage, "sickout" or picketing by any group of persons (whether or not employees).

             (c) PSI has complied with the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and all other laws relating to the employment of labor or provision of employee benefits, including any provisions thereof relating to wages, hours, benefits, pensions, safety, discrimination, the filing of all reports and forms required to be filed with state or federal agencies, collective bargaining, recognition and dealing with labor organizations, and the payment of social security and unemployment compensation taxes, the withholding of income tax, and the payment and withholding of similar taxes. PSI is not liable for any arrearages of wages, taxes, benefit payments or contributions, or penalties or interest for failure to comply with any of the foregoing.

             (d) There is no employee benefit plan that PSI maintains or to which it contributes, except as disclosed in Schedule 2.12. Each employee benefit plan disclosed in Schedule 2.12, and each related trust, insurance contract or fund, complies in form and in operation with the applicable requirements of ERISA, the Internal Revenue Code of 1986, as amended (the "Code"), and other applicable laws. PSI has never maintained, sponsored or contributed to an employee pension plan that is or was subject to Title IV of ERISA.

             (e) Except as explicitly set forth on Schedule 2.12(g), all reports and descriptions (including Form 5500 Annual Reports, Summary Annual Reports, PBGC-1s, and Summary Plan Descriptions) required of PSI with respect to each employee benefit plan disclosed in Schedule 2.12, have been timely filed or distributed in compliance with the requirements of applicable law. The requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the Code have been met with respect to each such employee benefit plan which is an employee benefit plan described in Section 3(l) of ERISA.

             (f) All contributions (including all employer contributions and employee salary reduction contributions) which may be required to be made in accordance with the employee benefit plans and, when applicable, Section 302 of ERISA or Section 412 of the Code have been or will be timely paid to each employee benefit plan disclosed in Schedule 2.12, for all periods ending on or before the Closing; contributions which are not yet due have been paid to each such employee benefit plan or accrued in accordance with the past custom and practice of PSI. All



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premiums or other payments for all periods ending on or before the date hereof have been paid with respect to each such employee benefit plan that is described in Section 3(l) of ERISA.

             (g) Each employee benefit plan disclosed in Schedule 2.12, that is intended to meet the requirements of a "qualified plan" under Section 401(a) of the Code satisfies the requirements of Section 401(a) of the Code and has received, within the last two years, a favorable determination letter from the Internal Revenue Service.

             (h) There have been no prohibited transactions (as defined in ERISA
Section 406 and Section 4975 of the Code) with respect to any employee benefit plan. No fiduciary (as defined in ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any employee benefit plan. No action, suit, proceeding, hearing or investigation with respect to the administration or the investment of the assets of any employee benefit plan (other than routine claims for benefits) is pending or, to the knowledge of PSI threatened. To the knowledge of PSI, there is no basis for any such action, suit, proceeding, hearing or investigation.

             (i) PSI does not maintain, has never maintained, and does not contribute to, has never contributed to, and never has been required to contribute to any employee benefit plan providing medical, health, or life insurance or other welfare-type benefits for current or future retired or terminated employees, their spouses, or their dependents (other than in accordance with Section 4980B of the Code). No person who is not a current or former employee (or a beneficiary thereof) of PSI participates or is entitled to any benefits under any plan disclosed on Schedule 2.12.

             (j) Subject to the limitations set forth in Section 6.2, the Shareholders agree, jointly and severally, to indemnify and hold Prograph and its Affiliates harmless from any loss, expense, liability, claim or obligation (including attorneys' fees), which relates to periods ending on or prior to the Closing, and which in any way arises as a result of, under or with respect to:
(a) the employee benefits and employee benefit plans (as the term is defined in Section 3(3) of ERISA) which have been or are maintained, sponsored or contributed to by PSI, (b) post-employment benefits, including but not limited to retiree medical, retiree life and retiree accidental death and disability benefits for current and former employees of PSI and (c) the requirement to provide any employee of PSI who is terminated on or prior to the Closing with continuation coverage under the requirements of Section 4980B of the Code (Prograph acknowledging, however, that pursuant to law PSI may have an obligation to provide, at the employees' expense, continuation health insurance coverage to such employees who were covered by health insurance provided by PSI prior to the Closing). The term "Affiliate" as used in this Agreement shall have the meaning given to such term under the Securities Exchange Act of 1934, as amended.

        2.13 Litigation. Except as disclosed on Schedule 2.13, PSI is not a party to or threatened with any suit, action, arbitration, or administrative or other proceeding, either at law or in equity, or governmental investigation, by or before any court, governmental department, commission, board, agency or instrumentality, domestic or foreign; to the best of PSI's and the Shareholders' knowledge, there is no basis for any suit, action, arbitration, or administrative or other proceeding against PSI which could is likely to, individually or in the aggregate, have a

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material adverse effect on the business, assets, condition (financial or otherwise), operations or prospects of PSI; there is no judgment, decree, award or order outstanding against PSI; and PSI is not contemplating the institution by it of any suit, action, arbitration or administrative or other proceeding.

        2.14 Conflicting Interests. Except as disclosed on Schedule 2.14, no director, officer or employee of PSI and no Shareholder or any ancestor, sibling, descendant or spouse of any such persons, or any trust, partnership or Affiliate of any of the foregoing (a) has any pecuniary interest in any supplier or customer of PSI or in any other business enterprise with which PSI conducts business or with which PSI is in competition; (b) is indebted to PSI for money borrowed; (c) is a party to any transaction or agreement with PSI (apart from such person's status as an employee or stockholder as such); or (d) has any business or other interest in conflict with the interests of PSI.

        2.15 Compliance with Law and Regulations. Except as shown on Schedule 2.15, PSI is in compliance and has at all times during the past five (5) years complied in all material respects with all requirements of law, federal, state and local, and all requirements of all governmental bodies or agencies having jurisdiction over it, the conduct of its business, the use of its properties and assets, and all premises occupied by it. Without limiting the foregoing, PSI has obtained and now holds all licenses, permits, certificates and authorizations needed or required for the current conduct of its business and the use of its properties and the premises occupied by it, the failure of which to obtain or hold would not have a material adverse effect on PSI's assets or business. PSI has properly filed all material reports and other documents required to be filed with any federal, state, local and foreign government or subdivision or agency thereof. PSI has not received any notice, not heretofore complied with, from any federal, state or local authority or any insurance or inspection body that any of its properties, facilities, equipment, or business procedures or practices fails to comply with any applicable law, ordinance, regulation, building or zoning law, or requirement of any public authority or body. All licenses, permits, orders and approvals issued by any governmental body or agency currently in effect and pertaining to the property, assets or business of PSI are disclosed on Schedule 2.15. To the knowledge of PSI and the Shareholders, there are no regulations or legislation pending before any federal, state, local or foreign government agency, administrative body or legislature which, if adopted, would have a material adverse effect on PSI's business.

        2.16 Agreement Not in Breach of Other Instruments Affecting PSI; Governmental Consent. Except as disclosed on Schedule 2.16, the execution and delivery of this Agreement, the consummation of the transactions provided for herein, and the fulfillment of the terms hereof: (a) will not, with or without the giving of notice, the lapse of time, or both, result in the imposition of any lien, security interest or encumbrance on any asset of PSI or in the breach of any of the terms and provisions of, or result in a termination, impairment or modification of or constitute a default under, or conflict with, or cause any acceleration of any obligation of PSI under, or permit any other party to modify or terminate, any agreement, indenture or other instrument by which PSI is bound, PSI's Certificate of Incorporation or Bylaws, any judgment, decree, order, or award of any court, governmental body, or arbitrator, or any applicable law, rule or regulation, (b) do not require the consent of any governmental authority or other person, and (c) will not result in any limitation or restriction of any right of PSI.

        2.17 Tax Matters.

             (a) "Taxes" shall mean any tax (whether income, excise, customs, sales or use, value added, ad valorem, real or personal property, license, transfer, employment, social security or any other kind of tax or payment in lieu of tax no matter how denominated), or any assessment, levy, impost, withholding, or other governmental charge in the nature of a tax, and shall include all additions to tax, interest, penalties and fines with respect thereto; and "Returns" shall mean all reports, estimates, information statements and returns of any nature, including amended versions of any of the foregoing, relating to or required to be filed in connection with any Taxes pursuant to the statutes or regulations of any federal, state, local or foreign government taxing authority.

             (b) PSI has filed all Returns that are required to be filed by it. All such Returns are true, correct and complete in all material respects as of their respective filing dates. All Taxes for which PSI is liable and that are due (including, without limitation, Taxes shown to be due on all filed Returns) have been paid, and all Taxes that are required to be withheld or collected by PSI have been duly withheld and collected and, to the extent required, have been paid to or accrued on the Most Recent Balance Sheet for the benefit of the appropriate governmental authority or properly deposited as required by applicable law, rule or regulation.

             (c) No taxing authority has asserted or, to the knowledge of PSI or any Shareholder, threatened to assert any adjustment, deficiency or assessment for any Taxes against PSI; to the knowledge of PSI and each Shareholder, no basis exists for any such adjustment, deficiency or assessment; and to the knowledge of PSI and each Shareholder, there is no audit or investigation pending or, to the knowledge of PSI and each Shareholder, threatened by any taxing authority with respect to any liability for Taxes of PSI.

             (d) Except as disclosed on Schedule 2.17, PSI has no taxable income or gain that may be reportable for a period ending after the Closing, but which is attributable to a transaction occurring, or a change in accounting method made for a period ending, at or prior to the Closing, which may result in deferred reporting of income or gain from such transaction or from such change in accounting method.

             (e) There are no currently outstanding requests made by PSI for tax rulings, determinations or information that could affect the Taxes of PSI.

             (f) Schedule 2.17, discloses all Returns filed with respect to PSI for taxable periods ending on or after December 31, 1998, and all Returns (if not for taxable periods) filed since December 31, 1998. PSI has delivered to Prograph complete and accurate copies of all such Returns.

             (g) PSI has not been obligated to deduct and withhold Taxes under
Section 1441 or 1442 of the Code.

             (h) No consent under Section 341(f) of the Code has been filed with respect to PSI.

             (i) PSI is not a party to any agreement or arrangement that would result in the payment of any "excess parachute payment" within the meaning of
Section 280G of the Code.

             (j) PSI has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

             (k) PSI has made a valid election under the Code to be treated as an S corporation effective for all taxable years of PSI since December 1987, and PSI's status as an S corporation for federal income tax purposes has not been terminated for any reason and has remained valid during the period since such date to and including the Closing Date..

        2.18 Actions Since Balance Sheet Date. Except as disclosed on Schedule 2.18, since the Balance Sheet Date to the date hereof, PSI:

             (a) has not taken any action outside of the ordinary and usual course of business;

             (b) has not borrowed any money or become contingently liable for any obligation or liability of others;

             (c) has paid all of its debts and obligations as they became due;

             (d) has not incurred any debt, liability or obligation of any nature to any party, outside the ordinary and usual course of business consistent with past practice;

             (e) has not knowingly waived any right of material value;

             (f) has used its best efforts to preserve its business organization intact, to keep available the services of its employees, and to preserve its relationships with its customers, suppliers and others with whom it deals;

             (g) has not lost the services of any employee and has not sustained a termination of its relationship with any customer, supplier or other person with whom it deals, and no such termination is anticipated; and

             (h) has not purchased or redeemed any shares of capital stock of PSI, or transferred, distributed or paid, directly or indirectly, any money or other property or assets to any stockholder or to any other person, other than payment of liabilities shown on the Most Recent Balance Sheet on or after the scheduled maturity or due date thereof, payment of compensation for services actually rendered at rates not in excess of the rates prevailing on the Balance Sheet Date, payments due under PSI Agreements, and payments in the ordinary course of business for goods and services in arm's length transactions.

        2.19 Maintenance of Financial Position. Except as set forth on Schedule 2.19, of the date hereof, (a) the excess of current assets over current liabilities of PSI, as such current assets and current liabilities are shown on the Most Recent Balance Sheet, is at least equal to the amount thereof shown on the Most Recent Balance Sheet; (b) the book value of the fixed assets of PSI is at least equal to the book value thereof shown on the Most Recent Balance Sheet

(except for depreciation accrued, in accordance with generally accepted accounting principles applied in a manner consistent with past periods, by reason of the passage of time); and (c) the tangible net worth (being the excess of all assets after taking depreciation into account, other than goodwill and other intangible assets, over all liabilities) of PSI is at least equal to the amount thereof shown on the Most Recent Balance Sheet.

        2.20 No Material Adverse Change. Since the Balance Sheet Date to the date hereof, there has not been, and there is not threatened, any material adverse change in the financial condition, business, prospects or affairs of PSI or any material physical damage or loss to any of PSI's properties or assets or to the premises occupied by PSI (whether or not such damage or loss is covered by insurance).

        2.21 Statements and Other Documents Not Misleading. Neither this Agreement, including all Schedules, nor the Closing documents furnished by PSI or the Shareholders to Prograph in connection with the transactions contemplated hereby contains or will contain any untrue statement of any material fact or omits or will omit to state any material fact necessary to be stated in order to make any statement contained therein not misleading. There is no fact known to PSI or to any Shareholder which materially adversely affects PSI's business, prospects, financial condition or affairs or any of its properties or assets which has not been set forth in this Agreement, including the Schedules furnished by PSI on or prior to the date hereof in connection with the transactions contemplated hereby.

        2.22 Year 2000 Warranty. Except as set forth on Schedule 2.22, PSI's software, the technology used in PSI's business and all updates thereto are designed to correctly handle the change of the century, including the year 2000 and beyond as well as the leap year and the absence of leap year, and will operate accurately before, during and after the year 2000 with respect to date/time related operations. Without limiting the foregoing, PSI's software will operate and correctly process data such that (a) calculations using dates are executed utilizing a four digit year, (b) the software functionality, including, but not limited to, entry, inquiry, maintenance, update and display (whether on-line, batch or otherwise) shall support four digit year processing (it being understood that certain date fields in certain PSI software products display two-digit years only, but are nevertheless Y2K compliant), (c) reports and interfaces with other PSI software shall support four digit year processing and shall otherwise meet the requirements of this subsection, (d) use of the correct system date shall occur without human intervention, (e) processing with a four digit year shall occur without human intervention, (f) all leap years shall be calculated correctly, and (g) correct results shall be produced in forward and backward date calculations spanning century boundaries, including the conversion of previous years currently stored as two digits.

        For purposes hereof, "Software" means the intangible languages, programs, operating systems, compilers and assemblers that cause a computer to perform in an expected manner, including the media on which such information is stored.

                                  Article III
                   REPRESENTATIONS AND WARRANTIES OF PROGRAPH

        As material inducement to the Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, Prograph makes the following representations and warranties to the Shareholders:

        3.1 Corporate Status and Authority; Outstanding Stock. Prograph is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania and has the corporate power to enter into and consummate the transactions contemplated by this Agreement. The authorized capital stock of Prograph is as set forth on Schedule 3.1, and consists of 16,971,000 shares on a fully diluted basis. Prograph has, and will continue to have at all times until Closing hereunder, a sufficient number of authorized but unissued shares of Common Stock to be able to issue all of the shares of Prograph Stock which are to be issued hereunder. The execution, delivery and performance of this Agreement by Prograph have been duly authorized by all necessary corporate action on the part of Prograph, and this Agreement has been duly executed and delivered by and constitutes the valid and binding obligation of Prograph, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and by general principles of equity, whether considered in a proceeding at law or in equity.

        3.2 Status of Prograph Stock. The shares of Prograph Stock, when issued pursuant to the terms of this Agreement, will be duly authorized, validly issued and outstanding, fully paid and non-assessable.

        3.3 Agreement Not in Breach of Other Instruments Affecting Prograph. Except as set forth in Schedule 3.3, the execution and delivery of this Agreement the consummation of the transactions provided for herein by Prograph do not and will not, with or without the giving of notice, the lapse of time or both, result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with or cause any acceleration of any obligation of Prograph under, or require any consent under, any agreement, indenture or other instrument by which Prograph is bound, Prograph's Articles of Incorporation or Bylaws, any judgment, decree, order or award of any court, governmental body or arbitrator, or any applicable law, rule or regulation.

        3.4 Statements and Other Documents Not Misleading. Neither this Agreement, including all Schedules, nor the Closing documents furnished by Prograph to the PSI Shareholders in connection with the transactions contemplated hereby, nor Prograph's Confidential Offering Memorandum, dated December 1999 (as supplemented from time to time) (as so supplemented, the "Prograph Memorandum"), contains or will contain any untrue statement of any material fact or omits or will omit to state any material fact necessary to be stated in order to make any statement contained therein not misleading. There is no fact known to Prograph which materially adversely affects Prograph's business, prospects, financial condition or affairs or any of its properties or assets which has not been set forth in the Prograph Memorandum or this Agreement, including the Schedules furnished by Prograph on or prior to the date hereof in connection with the transactions contemplated hereby.

                                   Article IV
                                OTHER AGREEMENTS

        4.1 Continuation and Survival of Representations and Warranties. All representations and warranties, including information disclosed in Schedules, made in this Agreement shall continue to be true and correct at and as of the Closing Date and at all times between the signing of this Agreement and the Closing Date, as if made at each of such times; provided, however, that at Closing the Shareholders may deliver to Prograph modifications of the Schedules to reflect changes thereto arising in the ordinary course of its Business since the date hereof, provided further that none of such changes, either individually or in the aggregate, is materially adverse to the Business or financial condition of PSI. If any party hereto shall learn of a representation or warranty being or becoming untrue at or prior to Closing, such party shall promptly give notice thereof to all of the other parties hereto. All representations and warranties contained herein shall survive the consummation of the transactions provided for in this Agreement for a period of one year from the Closing and shall provide the basis for the remedies set forth herein or otherwise available to the non-breaching party. Each covenant contained herein shall survive the Closing until fulfilled or expressly waived. Each representation and warranty contained herein is independent of all other representations and warranties contained herein (whether or not covering an identical or a related subject matter) and must be independently and separately complied with and satisfied. No representation or warranty contained herein shall be deemed to have been waived, affected or impaired by any investigation made by or knowledge of any party to this Agreement.

        4.2 Due Diligence. The parties agree to use reasonable commercial efforts to: (a) provide reasonably requested due diligence materials to the other party as promptly as practicable after receipt of the other party's request, and (b) complete their due diligence review of the other party no later than January 21, 2000, subject to timely provision of requested due diligence material by the other party.

        4.3 Prograph's Inspection Rights. PSI shall give to Prograph and its designated employees or representatives full access to all of the properties and assets of PSI, to PSI's stock books, and to all of PSI's documents, books and records relating to its current and past operations and Business. PSI shall permit such employees and representatives to make copies of PSI's written materials and to interview and question PSI's employees upon reasonable notice, during regular business hours and without unnecessary disruption of PSI's operations. Prograph will not reveal any confidential data and/or information supplied by PSI except to its management, counsel, accountants, insurance representatives, investment bankers and like agents, for purposes relating to the evaluation and consummation of the transactions contemplated by this Agreement, and in the event the transactions contemplated by this Agreement are not consummated, such data and information will not be used by Prograph and will be returned to PSI.. The Shareholders acknowledge receipt of the executed term sheets for the financings by (i) certain current Prograph shareholders and (ii) by Creo. The Shareholders shall have the right to make such inquiry of Prograph concerning its business, capital structure and financing initiatives as shall be necessary or appropriate for them to evaluate their prospective investment in Prograph.

        4.4 Conduct of the Business of PSI Pending Closing. Between the date hereof and the Closing hereunder, PSI shall:

             (a) not take or suffer or permit any action which would render untrue any of the representations or warranties of PSI herein contained, and not omit to take any action, the omission of which would render untrue any such representation or warranty;

             (b) conduct its Business in a good and diligent manner in the ordinary and usual course;

             (c) not enter into any contract, agreement, commitment or arrangement with any party, other than contracts for the sale of merchandise or services and contracts for the purchase of materials, services and supplies in the ordinary and usual course of its Business, and not amend, modify or terminate any PSI Agreement without the prior written consent of Prograph;

             (d) use its best efforts to preserve its Business organization intact, to keep available the services of its employees, and to preserve its relationships with customers, suppliers and others with whom it deals;

             (e) not reveal, orally or in writing, to any party, other than Prograph and Prograph's authorized agents, any of the procedures and practices followed by it in the conduct of its Business or any technology used in the processing, evaluation or manufacture of any of its products or rendering its services;

             (f) maintain in full force and effect all of the insurance policies listed on Schedule 4.4(f) and make no change in any insurance coverage without the prior written consent of Prograph;

             (g) keep the premises occupied by it and all of its equipment and other tangible personal property in good order and repair and perform all necessary repairs and maintenance;

             (h) continue to maintain all of its usual Business books and records in accordance with its past practices;

             (i) not amend its Certificate of Incorporation or Bylaws;

             (j) not declare or make any dividend or other payment on or with respect to its capital stock, redeem or otherwise acquire any shares of its capital stock or issue any capital stock or any option, warrant or right relating thereto;

             (k) not waive any right or cancel any claim;

             (l) not increase the compensation or rate of compensation payable to any of its employees;

             (m) maintain its corporate existence and not merge or consolidate with any other entity;

             (n) comply with all provisions of any PSI Agreement applicable to it and all applicable laws, rules and regulations;

             (o) not make any capital expenditure outside of the ordinary course of business; and

             (p) use its best efforts to obtain any necessary third party consents and take other actions in order to consummate the transactions contemplated by this Agreement.

        4.5 Post Signing Actions. Both parties hereto shall take all reasonable steps to deliver any of the Exhibits or Schedules or ancillary agreements called for herein after the date hereof as promptly as possible prior to the Closing.

                                    Article V
                              CONDITIONS TO CLOSING

        5.1 Conditions Precedent to Prograph's Obligation to Close. The following shall be conditions precedent to the obligation of Prograph to close hereunder, any of which may be waived in whole or in part by Prograph:

             (a) Each of the representations and warranties of the Shareholders contained in this Agreement are now and, except as to those expressly limited to the date hereof or some other specific date, and except for those covered by
Section 5.1(c) below, at all times after the date of this Agreement to and including the time of Closing shall be, true and correct in all material respects.

             (b) Each of the agreements, covenants and undertakings of the Shareholders contained in this Agreement, except for those calling for performance after Closing, will have been fully performed and complied with in all material respects at or before Closing.

             (c) No litigation, governmental actions or other proceeding involving or potentially involving a liability, obligation or loss on the part of PSI of $20,000 or more, in the aggregate, or which by reason of the nature of the relief sought might have a material adverse effect on PSI's Business or financial condition, shall be threatened or commenced against PSI with respect to any matter; no litigation, governmental action or other proceeding shall be threatened or commenced against PSI or any Shareholder with respect to the consummation of the transactions provided for herein.

             (d) All indebtedness owing to PSI by any director, officer, employee or Shareholder of PSI will be paid in full at or prior to Closing, except for the debt described on Schedule 5.1(d).

             (e) All actions, proceedings, instruments and documents required to enable PSI and the Shareholders to perform this Agreement or matters incident thereto (other than matters for which Prograph is responsible under the terms of this Agreement), and all other legal matters not relating to a default by Prograph of its obligations hereunder, shall have been duly taken, satisfied, executed or delivered, as the case may be, to the reasonable satisfaction of Prograph.

             (f) All documents required to be delivered by the Shareholders at or prior to Closing shall have been delivered or shall be tendered at the time and place of Closing.

             (g) Each of the Shareholders listed on Schedule 5.1(g) shall have executed and delivered at the Closing Employment Agreements with Prograph in the form of Exhibit B hereto.

             (h) The Stockholder Agreement dated as of January 4, 1999, among PSI and the Shareholders shall have been terminated with no further force or effect.

             (i) PSI and the Shareholders shall have tendered the Closing deliverables specified in Section 5.3(a) below.

             (j) Tibbetts & Keating and/or David E. Martin, Esq., counsel to the Shareholders, shall have delivered an opinion or opinions to Prograph relating to such matters as Prograph and its counsel shall reasonably request.

        5.2 Conditions Precedent to the Shareholders' Obligation to Close. The following shall be conditions precedent to the obligation of the Shareholders' to close hereunder, any of which may be waived in whole or in part by the
Shareholders:

             (a) Each of the representations and warranties of Prograph contained in this Agreement are now and, except as to those expressly limited to the date hereof or some other specific date at all times after the date of this Agreement to and including the time of Closing shall be, true and correct in all material respects.

             (b) Each of the agreements, covenants and undertakings of Prograph contained in this Agreement, except for those calling for performance after Closing, will have been fully performed and complied with in all material respects at or before Closing.

             (c) No litigation, governmental actions or other proceeding involving or potentially involving a liability, obligation or loss on the part of Prograph of $20,000 or more, in the aggregate, or which by reason of the nature of the relief sought might have a material adverse effect on Prograph's Business or financial condition, shall be threatened or commenced against Prograph with respect to any matter; no litigation, governmental action or other proceeding shall be threatened or commenced against Prograph or any of its shareholders with respect to the consummation of the transactions provided for herein.

             (d) Prograph shall have executed and delivered at the Closing Employment Agreements with each of the Shareholders set forth on Schedule 5.1(g) in the form of Exhibit B hereto.

             (e) The financing contemplated by the Prograph Memorandum shall have been consummated on terms substantially as beneficial to Prograph and the Shareholders as the terms set forth in the term sheet delivered to the Shareholders prior to the date hereof.

             (f) Matthew D'Emilio, Esq., counsel to Prograph, shall have delivered an opinion or opinions to the Shareholders relating to such matters as the Shareholders and their counsel shall reasonably request.

             (g) Prograph shall have tendered the Closing deliverables specified in Section 5.3(b) below.

        5.3 Closing Deliveries.

             (a) Deliveries by the Shareholders at Closing. At Closing, the Shareholders will deliver or cause to be delivered to Prograph the following:

                  (i) certificates of the President of PSI, dated as of the Closing Date, confirming (1) the truth and correctness of all of the representations and warranties of PSI contained in Article II herein as of the Closing Date and as of all times between the date hereof and the Closing Date, and (2) that all agreements and covenants of PSI specified herein have been complied with, and (3) that no Shareholder has exercised or taken any action with a view to exercising any rights of rescission under the Pennsylvania Securities Act of 1972, as amended, with respect to the transactions contemplated hereby;

                  (ii) the signed resignations of all directors and all officers of PSI dated and effective as of the Closing Date;

                  (iii) the stock books and records, corporate minute books (containing the originals of all minutes and resolutions ever adopted or consented to or agreed to by the shareholders, directors or any committee of directors of PSI) and the corporate seal of PSI;

                  (iv) a "good standing" certificate for PSI for each jurisdiction PSI is registered to do business in and a certified copy of the Certificate of Incorporation and all amendments thereto issued by the Department of State of Connecticut and dated as of a date within fifteen (15) days prior to the Closing Date;

                  (v) a Certification by each Shareholder pursuant to the Foreign Investment Real Property Tax Act, in the form attached hereto as Exhibit D;

                  (vi) certificates representing all of the Stock, together with duly endorsed in blank stock powers;

                  (vii) consents executed by all necessary parties whose consent to the transactions contemplated hereby is required under the terms of the PSI Agreements, or PSI's licensees or rights. Such consents are described on
Schedule 5.3(a)(vii) hereto; and

                  (viii) the Employment Agreements, duly executed by the Shareholders who are party thereto.

             (b) Deliveries by Prograph at Closing. At the Closing, Prograph will deliver or cause to be delivered to the Shareholders the following:

                  (i) wire transfers or bank checks in amounts equal to the respective cash portions of the Purchase Price payable to each Shareholder;

                  (ii) certificates for the Aggregate Prograph Shares which shall be validly issued, fully paid and non-assessable Prograph Stock registered in the names of the Shareholders in accordance with their respective interests as set forth on Exhibit A;

                  (iii) the Certificate of the President of Prograph, dated the Closing Date, confirming the truth and correctness of all of the representations and warranties of Prograph contained herein as of the Closing Date and as of all times between the date hereof and the Closing Date;

                  (iv) the Certificate of the Secretary or an Assistant Secretary of Prograph, dated the Closing Date, that the necessary corporate action by the Board of Directors of Prograph has been taken to authorize the consummation by Prograph of the transactions provided for herein; and

                  (v) the Employment Agreements, duly executed by Prograph.



                                   Article VI
                                 INDEMNIFICATION

        6.1 Indemnification by Shareholders. Subject to Section 6.2 below, from and after the Closing Date, the Shareholders shall indemnify and hold harmless PSI, Prograph and any of their affiliates, and their respective officers, directors, shareholders, representatives and agents (a "Prograph Indemnified Party") against, and reimburse such Prograph Indemnified Party for, any liability, damage, loss, obligation, demand, judgment, fine, penalty, cost or expense, including reasonable attorneys' fees and expenses, and the costs of investigation incurred in defending against or settling such liability, damage, loss, cost or expense or claim therefor and any amounts paid in settlement thereof (collectively "Damages") imposed on or reasonably incurred by such Prograph Indemnified Part as a result of any breach of any representation, warranty or covenant, on the part of the Shareholders set forth in Article II of this Agreement; provided, however, that no Shareholder shall be required to make any indemnification payments until and unless the amount of cumulative Damages incurred by Prograph Indemnified Parties exceeds $50,000.

        6.2 Prograph Holdback. As the sole and exclusive remedy for satisfying Shareholders' indemnification obligations set forth in this Agreement, Prograph shall be entitled to hold back from the Closing proceeds $1,000,000 of the Aggregate Cash Consideration and 10% of the Aggregate Prograph Shares (the "Escrowed Proceeds"), to be held in escrow for a period of one year following the Closing Date (the "Expiration Date"). Solely for purposes of this Section 6.2, the parties agree that each share of Prograph Common Stock shall be deemed to be worth the then current fair market value per share at any time that such shares are required to be valued for purposes of satisfying indemnity obligations. On the first anniversary of the Closing Date, if no Damages shall have been incurred during such one-year period, Prograph shall immediately turn over to each of the Shareholders the portion of the Escrowed Proceeds allocable to them.

        6.3 Escrow Arrangements. (a) Escrow Fund. At the Closing, the Shareholders will be deemed to have received and deposited with the Escrow Agent (as defined below) the Escrowed Proceeds without any act of any Shareholder. As soon as practicable after the Closing, the

Escrow Proceeds, will be deposited with an institution acceptable to Prograph and the Securityholder Agent, such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms set forth herein and at the Shareholders' and Prograph's cost and expense. The Escrow Fund shall be available to compensate Prograph for any Damages. Prograph and the Shareholders acknowledge that such Damages, if any, would relate to unresolved contingencies existing at the Closing, which if resolved at the Closing would have led to a reduction in the Purchase Price.

             (b) Escrow Period; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Closing and shall terminate at 5:00 p.m., Pennsylvania time, on the Expiration Date (the "Escrow Period"); provided that the Escrow Period shall not terminate with respect to such amount, that together with the aggregate amount remaining in the Escrow Fund is necessary in the reasonable judgment of Prograph, subject to the objection of the Securityholder Agent and the subsequent arbitration of the matter in the manner provided in Section 6.3(f) hereof, to satisfy any unsatisfied claims concerning facts and circumstances existing prior to the termination of such Escrow Period. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the Shareholders the remaining portion of the Escrow Fund not required to satisfy such claims. Deliveries of Escrowed Proceeds to the Shareholders pursuant to this Section 6.3(b) shall be made in proportion to their respective original contributions to the Escrow Fund

             (c) Voting Rights, Investment of the Escrow Fund. Each Shareholder shall have voting rights with respect to the shares of Prograph Common Stock contributed to the Escrow Fund by such Shareholder. The Escrow Agent shall invest the cash portion of the Escrow Fund and interest thereon in U.S. Government obligations or obligations of commercial banks having at least $10 billion in assets with a maturity of one year or less but in no event extending beyond the Expiration Date.

             (d) Claims Upon Escrow Fund.

                  (i) Upon receipt by the Escrow Agent wit a copy to the Shareholder Agent at any time on or before the last day of the Escrow Period of a certificate signed by any officer of Prograph (an "Officer's Certificate"):
(a) stating that Prograph has paid or properly accrued or reasonably anticipates that it will have to pay or accrue Damages, and (b) specifying in reasonable detail the individual items of Damages included in the amount so stated, the date each such item was paid or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related, the Escrow Agent shall, subject to the provisions of Section 6.3(e) hereof, transfer out of the Escrow Fund to Prograph, as promptly as practicable, Escrowed Proceeds held in the Escrow Fund in an amount equal to such Damages.

                  (ii) For the purposes of determining the number of shares of Prograph Common Stock to be transferred to Prograph out of the Escrow Fund pursuant to Section 6.3(d)(i) hereof, the shares of Parent Common Stock shall be valued at the then current fair market value.

             (e) Objections to Claims. For a period of thirty (30) days after delivery of an Officers Certificate to the Shareholder Agent, the Escrow Agent shall make no transfers of any Escrowed Proceeds pursuant to Section 6.3(d) hereof unless Escrow Agent shall have received written authorization from the Shareholder Agent to make such delivery. After the expiration of such thirty
(30)-day period, Escrow Agent shall transfer Escrowed Proceeds from the Escrow Fund in accordance with Section 6.3(d) hereof, provided that no such payment or delivery may be made if the Securityholder Agent shall object in a written statement to the claim made in the Officer's Certificate, and such statement shall have been delivered to the Escrow Agent with a copy to Prograph prior to the expiration of such thirty (30)-day period.

             (f) Resolution of Conflicts; Arbitration.

                  (i) In case the Securityholder Agent shall so object in writing to any claim or claims made in any Officer's Certificate, the Securityholder Agent and Prograph shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholder Agent and Prograph should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and The Escrow Agent shall be entitled to rely on any such memorandum and distribute Escrowed Proceeds from the Escrow Fund in accordance with the terms thereof.

                  (ii) If no such agreement can be reached after good faith negotiation, either Prograph or the Securityholder Agent may demand arbitration of the matter unless the amount of the damage or loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration; and in either such event the matter shall be settled by arbitration conducted by three arbitrators. Prograph and the Securityholder Agent shall each select one arbitrator, and the two arbitrators so selected shall select a third arbitrator. The arbitrators shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrators, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrators shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys' fees and costs, to the extent as a court of competent law or equity, should the arbitrators determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of a majority of the three arbitrators as to the validity and amount of any claim in such Officer's Certificate shall be binding and conclusive upon the parties to this Agreement, and notwithstanding anything in Section 6.3(e) hereof, The Escrow Agent shall be entitled to act in accordance with such decision and make or withhold payments out of the Escrow Fund in accordance therewith. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrators.

                  (iii) Judgment upon any award rendered by the arbitrators may be entered in any court having jurisdiction. Any such arbitration shall be held in Allegheny County, Pennsylvania under the rules then in effect of the American Arbitration Association.

        6.4 Securityholder Agent of the Shareholders; Power of Attorney.

             (a) Jonathan Taffler shall be appointed as agent and attorney-in-fact (the "Securityholder Agent") for each Shareholder for and on behalf of the Shareholders, to give and receive notices and communications, to authorize delivery to Prograph of Escrowed Proceeds in satisfaction of claims by Prograph, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of Securityholder Agent for the accomplishment of the foregoing. Such agency may be changed by the Shareholders from time to time upon prior written notice to Prograph; provided that the Securityholder Agent may not be removed unless holders of two-thirds of the Shareholders' interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. Any vacancy in the position of Securityholder Agent may be filled by approval of the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Securityholder Agent, and the Securityholder Agent shall not receive compensation for his or her services. Notices or communications to or from the Securityholder Agent shall constitute notice to or from each of the Shareholders.

             (b) Neither the Securityholder Agent nor the Escrow Agent shall be liable for any act done or omitted hereunder in such capacity while acting in good faith and in the exercise of reasonable judgment. The Shareholders on whose behalf the Escrowed Proceeds were contributed to the Escrow Fund shall severally indemnify the Securityholder Agent and hold the Securityholder Agent harmless, and each Shareholder and Prograph shall severally indemnify the Escrow Agent and hold it harmless, against any loss, liability or expense incurred without negligence or bad faith on the part of the Securityholder Agent and arising out of or in connection with the acceptance or administration of the Securityholder Agent's duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Securityholder Agent.

             (c) Actions of the Securityholder Agent. A decision, act, consent or instruction of the Securityholder Agent shall constitute a decision of all the Shareholders for whom a portion of the Escrowed Proceeds otherwise issuable to them are deposited in the Escrow Fund and shall be final, binding and conclusive upon each of such Shareholder, and the Escrow Agent and Prograph may rely upon any such decision, act, consent or instruction of the Securityholder Agent as being the decision, act, consent or instruction of each every such Shareholder. Prograph and the Escrow Agent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Securityholder Agent.

        6.5 Third-Party Claims. In the event Prograph becomes aware of a third-party claim which Prograph believes may result in a demand against the Escrow Fund, Prograph shall notify the Securityholder Agent, with a copy to the Escrow Agent, of such claim, and the Securityholder Agent, as representative for the Shareholders, shall be entitled, at their expense, to participate in any defense of such claim. Prograph shall have the right in its sole discretion to settle any such claim; provided, however, that except with the consent of the Securityholder Agent, no settlement of any such claim with third-party claimants shall alone be determinative of the amount of any claim against the Escrow Fund. In the event that the Securityholder Agent has consented to any such settlement, the Securityholder Agent shall have no power or authority to object under any provision of this Article VI to the amount of any claim by Prograph against the Escrow Fund with respect to such settlement.

                                   Article VII
                            SECURITIES LAW COMPLIANCE

        7.1 Knowledge Respecting Prograph. By their approval of this Agreement, each Shareholder represents and acknowledges that (i) such Shareholder is a sophisticated investor with knowledge and experience in business and financial matters, knows, or has had the opportunity to acquire, all information concerning the business, affairs, financial condition and prospects of Prograph which such Shareholder deems relevant to make a fully informed decision regarding the consummation of the transactions contemplated hereby and is able to bear the economic risk and lack of liquidity inherent in holding the Prograph Stock. Without limiting the foregoing, each Shareholder understands and acknowledges that neither Prograph nor anyone acting on its behalf has made any representations or warranties other than those contained herein respecting Prograph or the future conduct of Prograph's business or of PSI's business, and no Shareholder has relied upon any representations or warranties other than those contained herein in the belief that they were made on behalf of Prograph.

        7.2 Status of Shares to be Issued. By their approval of this Agreement, each Shareholder agrees, acknowledges and confirms that he has been advised and understands as follows:

             (a) Shareholder is acquiring the shares of Prograph Stock to be issued to him for his own account and without a view to any distribution or resale thereof, other than a distribution or resale which, in the opinion of counsel for such Shareholder (which opinion shall be satisfactory in form and substance to Prograph), may be made without violating the registration provisions of the Securities Act of 1933, as amended (the "1933 Act") or any applicable blue sky laws. Shareholder acknowledges that the shares of Prograph Stock are "restricted securities" within the meaning of Rule 144 under the 1933 Act and have not been registered under the 1933 Act or any state securities laws and thereafter must be held indefinitely unless they are subsequently registered under the 1933 Act and any other state acts where registration may be required before sale or an exemption from such registration is available. Prograph is under no obligation to register the shares of Prograph Stock under the 1933 Act or any state securities law or to take any action which would make available an exemption from such registration.

             (b) There shall be endorsed on the certificates evidencing the shares of Prograph Stock delivered at Closing a legend substantially similar to the following:

               "THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "1933 ACT") OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION AND ARE "RESTRICTED SECURITIES" AS DEFINED BY RULE 144 UNDER THE 1933 ACT. THE SHARES MAY NOT BE SOLD, TRANSFERRED, PLEDGED OR DISTRIBUTED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT REGISTERING THE SHARES UNDER THE

               1933 ACT AND THE SECURITIES LAWS OF ANY STATE REQUIRING SUCH REGISTRATION, OR IN LIEU THEREOF, AN OPINION OF COUNSEL, WHICH OPINION IS SATISFACTORY TO THE ISSUER OF THE SHARES, TO THE EFFECT THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACTS. WITHOUT LIMITING THE FOREGOING, THE SHARES MAY NOT BE SOLD WITHIN TWELVE MONTHS AFTER THE DATE OF THIS CERTIFICATE WITHOUT AN OPINION OF COUNSEL, WHICH OPINION IS SATISFACTORY TO THE ISSUER, THAT SUCH SALE DOES NOT VIOLATE THE PENNSYLVANIA SECURITIES ACT OF 1972 OR THE RULES AND REGULATIONS THEREUNDER."

             (c) Except under certain limited circumstances, the above restrictions on the transfer of the shares of Prograph Stock will also apply to any and all shares of capital stock or other securities issued or otherwise acquired with respect to such shares, including, without limitation, shares and securities issued or acquired as a result of any stock dividend, stock split or exchange or any distribution of shares or securities pursuant to any corporate reorganization, reclassification or similar event.

             (d) Prograph and its transfer agent may refuse to effect a transfer of any of the shares of Prograph Stock by the Shareholders or any of their successors, personal representatives or assigns otherwise than as contemplated hereby.

        7.3 Prograph Acquisition of the Stock. Prograph represents and warrants that it is acquiring the Stock for its own account and without a view to any distribution or resale thereof in violation of the registration provisions of the 1933 Act, or any applicable blue sky laws. Prograph acknowledges that the shares of Stock are "restricted securities" within the meaning of Rule 144 under the 1933 Act and have not been registered under the 1933 Act or any state securities laws and thereafter must be held indefinitely unless they are subsequently registered under the 1933 Act and any other state acts where registration may be required before sale or an exemption from such registration is available.

                                  Article VIII
                                  MISCELLANEOUS

        8.1 Further Assurances. The parties agree to execute and deliver all such other instruments and take all such other action as any party may reasonably request from time to time, before or after Closing and without payment of further consideration, in order to effectuate the transactions provided for herein. The parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement, including, without limitation, the preparation of financial statements and tax returns.

        8.2 Termination.

             (a) This Agreement may be terminated at any time prior to the Closing Date:

                  (i) by the written agreement of Prograph and the Shareholders;

                  (ii) by Prograph by written notice to the Securityholder Agent if any of the conditions set forth in Section 5.1 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. EST on January 31, 2000, unless such failure shall be due to the failure of Prograph to perform or comply with any of the covenants, agreements, or conditions hereof to be performed or complied with by it prior to the Closing; or

                  (iii) by the Shareholders by written notice from the Securityholder Agent to Prograph if any of the conditions set forth in Section
5.2 shall not have been, or if it becomes apparent that any of such conditions will not be, fulfilled by 5:00 p.m. EST on January 31, 2000, unless such failure shall be due to the failure of PSI or the Shareholders to perform or comply with any of the covenants, agreements or conditions to be performed or complied with by them prior to the Closing.

             (b) In the event of the termination of this Agreement pursuant to this Section, this Agreement shall become void, without any liability to any party in respect hereof or of the transactions contemplated hereby on the part of any party hereto, or any of its directors, officers, employees, agents, consultants, representatives, advisers, stockholders or Affiliates, except for any liability resulting from such party's breach of this Agreement.

        8.3 Expenses. Each party will pay its own legal fees and expenses incurred in connection with the Proposed Transactions.

        8.4 Indulgences, Waivers, Etc. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

        8.5 Section 338(h)(10) Election; Subchapter S Tax Liability.

        (a) PSI and each of the Shareholders will, at the request of Prograph, join in making an election under Section 338(h)(10) of the Code. Each of the Shareholders will include any income, gain, loss, deduction, or other tax item resulting from such Section 338(h)(10) election on their Returns to the extent permitted by applicable law. If Prograph makes such election, Prograph shall complete the Form 8023, and shall allocate the purchase price in accordance with the allocation principles set forth on Exhibit 8.5. Each Shareholder shall sign the completed Form 8023 and such other Tax forms as are necessary to effectuate the Section 338(h)(10) Election.

        (b) Each Shareholder shall cause his accountants to provide to Prograph a computation showing in reasonable detail the amount (the "Incremental Tax Liability") by which his aggregate federal and state tax liability (other than any taxes attributable to "built-in gains" under Section 1374 of the Code or comparable provisions of state laws), taking into account the Section 338(h)(10) Election, shown on his federal and state income tax Returns (his "Actual Tax

Liability") exceeds the aggregate amount of such tax liability to which he would have been subject had such election not been made (his "Base Liability"). Each Shareholder and Prograph will use their best efforts to agree as to the amount of the Shareholder's Incremental Tax Liability. If agreement cannot be reached within 15 days after such computation is provided to Prograph, the determination of Incremental Tax Liability will be referred to an accounting firm acceptable to the Shareholder and Prograph, each of which shall provide such firm with a schedule showing in reasonable detail its determination of the amount of Incremental Tax Liability. The determination of such accounting firm shall be final and conclusive on both parties. The party whose determination of Incremental Tax Liability provided to the accounting firm differs from the value determined by such firm by the larger amount shall bear the expenses of the determination by the accounting firm. Prograph shall pay to the Shareholder the amount of Incremental Tax Liability as determined pursuant to this Section 8.5(b) within 15 days after the amount of Incremental Tax Liability is determined.

        (c) In the event of any reduction or increase in a Shareholder's Incremental Tax Liability as a result of audit, the Shareholder shall cause his accountants to provide a revised computation of his Incremental Tax Liability to Prograph, based on the adjusted income tax Returns. Procedures similar to those in Section 8.5(b) shall apply to determine the revised amount of Incremental Tax Liability. Within 15 days after the revised Incremental Tax Liability is determined, Prograph shall pay the Shareholder or the Shareholder shall pay to Prograph the difference between the Incremental Tax Liability as previously computed and the revised Incremental Tax Liability. In the event of an audit, Prograph shall be entitled to participate therein, and each Shareholder shall not agree to any consensual resolution thereof which results in an increase in the aggregate Incremental Tax Liability without Prograph's prior written consent.

        (d) Each Shareholder shall cause his accountants to provide to Prograph a computation showing in reasonable detail the amount (the "Incremental 1999 Subchapter S Tax Liability") by which his aggregate 1999 federal and state tax liability attributable to him as a result of his ownership of PSI stock, shown on his federal and state income tax Returns (his "1999 Subchapter S Tax Liability") exceeds or is less than his ratable portion of $450,000 (the "Assumed Aggregate 1999 Subchapter S Tax Liability"). Shareholder and Prograph will use their best efforts to agree as to the amount of the Shareholder's 1999 Subchapter S Tax Liability. If agreement cannot be reached within 15 days after such computation is provided to Prograph, the determination of 1999 Subchapter S Tax Liability will be referred to an accounting firm acceptable to the Shareholder and Prograph, each of which shall provide such firm with a schedule showing in reasonable detail its determination of the amount of 1999 Subchapter S Tax Liability. The determination of such accounting firm shall be final and conclusive on both parties. The party whose determination of 1999 Subchapter S Tax Liability provided to the accounting firm differs from the value determined by such firm by the larger amount shall bear the expenses of the determination by the accounting firm. In the event the Shareholder's Incremental 1999 Subchapter S Tax Liability is negative, the Shareholder shall pay to Prograph the amount of his Incremental 1999 Subchapter S Tax Liability as determined pursuant to this Section 8.5(d) within 15 days after the amount of Incremental 1999 Subchapter S Tax Liability is determined. In the event the Shareholder's Incremental 1999 Subchapter S Tax Liability is positive, Prograph shall pay to the Shareholder the amount of his Incremental 1999 Subchapter S

Tax Liability as determined pursuant to this Section 8.5(d) within 15 days after the amount of Incremental 1999 Subchapter S Tax Liability is determined.

        (e) In the event of any reduction or increase in a Shareholder's Incremental 1999 Subchapter S Tax Liability as a result of audit, the Shareholder shall cause his accountants to provide a revised computation of his Incremental 1999 Subchapter S Tax Liability to Prograph, based on the adjusted income tax Returns. Procedures similar to those in Section 8.5(d) shall apply to determine the revised amount of Incremental 1999 Subchapter S Tax Liability. Within 15 days after the revised Incremental 1999 Subchapter S Tax Liability is determined, Prograph shall pay the Shareholder or the Shareholder shall pay to Prograph the difference between the Incremental 1999 Subchapter S Tax Liability as previously computed and the revised Incremental 1999 Subchapter S Tax Liability. In the event of an audit, Prograph shall be entitled to participate therein, and each Shareholder shall not agree to any consensual resolution thereof which results in a decrease in the aggregate Incremental 1999 Subchapter S Tax Liability without Prograph's prior written consent.

        8.6 Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance, remediation and enforcement (including, without limitation, provisions concerning limitations of actions) shall be governed by and construed in accordance with the domestic laws of the Commonwealth of Pennsylvania, notwithstanding any choice-of-laws doctrines of such jurisdiction or any other jurisdiction which ordinarily would cause the substantive law of another jurisdiction to apply, without the aid of any canon, custom or rule of law requiring construction against the draftsman.

        8.7 Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as Federal Express, or by other messenger) or when deposited in the United States mails, registered or certified mail, postage prepaid, return receipt requested, addressed as set forth below:

             (a) If to Prograph:

                                       Marc Olin
                                       c/o Prograph Systems, Inc.
                                       40 24th Street, 5th Floor
                                       Pittsburgh, PA 15222

                      with copy to:

                                       Matthew D'Emilio
                                       c/o Prograph Systems, Inc.
                                       40 24th Street, 5th Floor
                                       Pittsburgh, PA 15222

             (b) If to the Securityholder Agent:

                                       ------------------------------
                                       c/o Programmed Solutions, Inc.
                                       40 Richards Avenue
                                       Norwalk, Connecticut 06854

                      With copy to:

                                       David E. Martin, Esq.
                                       100 Park Avenue, 22nd Floor
                                       New York, New York 10017

                      and

                                       Mary Pierson Keating, Esq.
                                       Tibbetts & Keating
                                       43 Corbin Drive
                                       Darien, Connecticut 06820

        Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address to the other parties in conformity with the provisions of this Section for the giving of notice.

        8.8 Exhibits and Schedules. All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

        8.9 Binding Nature of Agreement; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, personal representatives, successors and assigns, except that no party may assign or transfer its rights or delegate its obligations under or interest in this Agreement, by operation of law or otherwise, without the prior written consent of the other parties hereto.

        8.10 No Third-Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and their respective successors and assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

        8.11 Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that any other provision may be invalid or unenforceable in whole or in part for any reason. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the